EXHIBIT 99.1

Thursday, October 27, 2022

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Third Quarter and First Nine Months

Toano, Va., October 27, 2022—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $6.5 million for the third quarter of 2022, which represents a decrease of $1.3 million as compared to the third quarter of 2021.  The Corporation reported consolidated net income of $19.1 million for the first nine months of 2022, which represents a decrease of $4.0 million as compared to the first nine months of 2021.  The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended		For The Nine Months Ended
(Dollars in thousands, except for per share data)	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Consolidated net income	$6,545	$7,827	$19,063	$23,082

Earnings per share - basic and diluted	$1.85	$2.16	$5.34	$6.27

Annualized return on average equity	13.20%	15.66%	12.63%	15.77%
Annualized return on average tangible common equity[1]	15.35%	18.02%	14.67%	18.35%
Annualized return on average assets	1.12%	1.44%	1.10%	1.43%

________________________

1For more information about this non-GAAP financial measure, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “In the third quarter, we maintained our momentum from the first half of the year with strong loan growth at the community banking and consumer finance segments.  Asset quality remains sound at both segments, which continue to see low delinquencies and charge-offs. Our margins are increasing as the Federal Reserve continues to raise short term interest rates.  Given the recent increases in interest rates, the mortgage industry has seen a significant decline in volume and our mortgage banking segment is no exception.  However, we are confident our traditional focus on purchase lending, as opposed to refinancing activity, will help keep us competitive in the market. We are following the impact of inflation and rising interest rates on our customers and on our own operating costs, but we believe earnings and asset quality are solid as we head into the fourth quarter of 2022.”

Key highlights for the third quarter and first nine months of 2022 are as follows.

●	Community banking segment loans as of September 30, 2022 grew $23.0 million, or 8.6 percent annualized, compared to June 30, 2022, excluding the effect of Paycheck Protection Program (PPP) loans. Average community bank segment loans increased 9.9 percent and 8.9 percent for the third quarter and first nine months of 2022, respectively, compared to the same periods in 2021, excluding the effect of PPP loans;
●	Consumer finance segment loans as of September 30, 2022 grew $28.6 million, or 26.2 percent annualized, compared to June 30, 2022. Average consumer finance segment loans increased 33.6 percent and 28.0 percent for the third quarter and first nine months of 2022, respectively, compared to the same periods in 2021;
●	Average deposits increased 9.0 percent and 8.9 percent for the third quarter and first nine months of 2022, respectively, compared to the same periods in 2021;
●	The community banking segment recorded no provision for loan losses for the third quarter of 2022 and 2021. For the first nine months of 2022 and 2021, the community banking segment recorded net reversals of provision for loan losses of $700,000 and $200,000, respectively;

●	The consumer finance segment recorded provision for loan losses of $1.2 million and $400,000 for the third quarter of 2022 and 2021, respectively. For the first nine months of 2022 and 2021, the consumer finance segment recorded provision for loan losses of $2.1 million and $220,000, respectively;
●	Consolidated annualized net interest margin was 4.37 percent for the third quarter of 2022, compared to 4.25 percent and 4.12 percent for the third quarter of 2021 and second quarter of 2022, respectively. The increase in the third quarter of 2022 compared to the second quarter of 2022 was due primarily to utilizing lower yielding cash to fund growth in higher yielding loans and securities, as well as higher average yields on earning assets, including the effects of rising market interest rates. Consolidated annualized net interest margin was 4.15 percent for the first nine months of 2022, compared to 4.31 percent for the first nine months of 2021;
●	The community banking segment recognized no net PPP origination fees in the third quarter of 2022 and $679,000 in the first nine months of 2022, compared to $1.3 million and $3.4 million in the third quarter and first nine months of 2021, respectively. All net PPP origination fees received by C&F Bank had been recognized in income as of June 30, 2022;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 0.71 percent of average total loans for the third quarter of 2022, compared to net recoveries of 0.09 for the third quarter of 2021. Annualized net charge-offs as a percentage of average total loans were 0.19 percent for the first nine months of 2022, compared to net recoveries of 0.08 for the first nine months of 2021. Delinquencies remain lower than pre-pandemic levels and a strong used car market has mitigated losses on defaulted loans;
●	The consumer finance segment’s average loan yield declined as a result of pursuing growth in higher quality, lower yielding loans, partially offset by rising interest rates; and
●	Mortgage banking segment loan originations decreased 48.6 percent and 49.6 percent for the third quarter and first nine months of 2022 amid rising mortgage interest rates and declines in mortgage industry volume.

Community Banking Segment.  The community banking segment reported net income of $5.4 million and $13.8 million for the third quarter and first nine months of 2022, respectively, compared to $4.2 million and $10.9 million, respectively for the same periods in 2021.

Community banking segment net income increased $1.3 million for the third quarter of 2022 and $2.9 million for the first nine months, compared to the same periods in 2021 due primarily to:

●	higher interest income resulting from higher average balances of interest-earning assets, including loans and securities, and the effects of rising interest rates on asset yields;
●	lower interest expense for the first nine months due to lower average cost of time deposits and a shift in balances from time deposits toward lower-cost savings, money market and demand deposits;
●	higher revenue from overdraft fees and debit card interchange fees; and
●	a reversal of provision for loan losses of $700,000 in the first nine months of 2022, due primarily to the resolution of certain impaired loans and continued strong credit quality of the loan portfolio, compared to a reversal of provision for loan losses of $200,000 in the first nine months of 2021, partially offset by:

●	lower recognition of net PPP origination fees and lower interest income on purchased credit impaired (PCI) loans;
●	higher salaries and employee benefits expense including adding new talent to the commercial lending team;
●	the sale of an other real estate owned (OREO) property in the second quarter of 2021, which resulted in a gain of $399,000; and
●	higher marketing and travel expense as typical programs and community and educational events return to normalized levels after reduced activity due to COVID-19 during 2021.

Average loans increased $49.7 million, or 4.8 percent, for the third quarter of 2022 and increased $15.6 million, or 1.5 percent, for the first nine months of 2022, compared to the same periods in 2021.  Excluding the impact of PPP loans, average loans increased $97.2 million, or 9.9 percent, for the third quarter of 2022, and increased $85.4 million, or 8.9 percent, for the first nine months of 2022, compared to the same periods in 2021.  The increase in average loans outstanding for the third quarter and first nine months of 2022 compared to the same periods in 2021 resulted primarily from growth in the commercial real estate and construction segments of the loan portfolio. Average deposits increased $165.0 million, or 9.0 percent, for the third quarter of 2022 and increased $162.2 million, or 8.9 percent for the first nine months of 2022, compared to the same periods in 2021, and the mix of deposit balances shifted away from time deposits and toward lower cost savings, money market and demand deposits.

Average loan yields were lower for the third quarter and first nine months of 2022 compared to the same periods in 2021, due primarily to lower recognition of net origination fees on PPP loans and lower interest income on PCI loans, partially offset by the effects of rising interest rates during 2022.  PPP loans earn interest at a note rate of one percent as well as net origination fees that were amortized over the contractual term of the related loan or accelerated into interest income upon repayment of the loan.  There were no net PPP origination fees recognized in the third quarter of 2022 and $679,000 recognized during the first nine months of 2022, compared to $1.3 million and $3.4 million, respectively, for the same periods in 2021.  All net PPP origination fees received by C&F Bank had been recognized in income as of June 30, 2022, totaling $6.3 million since the inception of the PPP in the second quarter of 2020. The recognition of interest income on PCI loans, which were acquired in connection with past mergers and acquisitions, is based on management’s expectation of future payments of principal and interest, which are inherently uncertain. Earlier than expected repayments of certain PCI loans resulted in the recognition of additional interest income during the third quarters and first nine months of 2022 and 2021. Interest income recognized on PCI loans was $251,000 and $364,000 for the third quarter of 2022 and 2021, respectively, and $1.3 million and $1.9 million for the first nine months of 2022 and 2021, respectively.  Market interest rates have risen during the first nine months of 2022, and short-term interest rates are expected to continue to rise during the remainder of the year, which the community banking segment expects to continue to result in increases in asset yields, net interest margin and net interest income in future periods.

C&F Bank’s total nonperforming assets were $1.9 million at September 30, 2022 compared to $3.2 million at December 31, 2021. Nonperforming assets included $1.4 million in nonaccrual loans and $423,000 in OREO at September 30, 2022 and included $2.4 million in nonaccrual loans and $835,000 in OREO at December 31, 2021.  The decrease in nonaccrual loans at September 30, 2022 as compared to December 31, 2021 was primarily due to the resolution of certain impaired loans during the first nine months of 2022.  The community banking segment recorded no provision for loan losses for the third quarter of 2022 and recorded a net reversal of provision for loan losses of $700,000 for the first nine months of 2022, compared to no provision for loan losses recorded for the third quarter of 2021 and a reversal of provision for loan losses of $200,000 for the first nine months of 2021. At September 30, 2022, the allowance for loan losses decreased to $14.2 million, compared to $14.8 million at December 31, 2021.  Decreases in the allowance for loan losses during 2022 related to the resolution of certain impaired loans and continued strong credit quality of the loan portfolio, which were partially offset by provision related to growth in the loan portfolio. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $24,000 and $1.7 million for the third quarter and first nine months of 2022, respectively, compared to net income of $2.1 million and $6.6 million, respectively for the same periods in 2021.

The decrease in net income of the mortgage banking segment for the third quarter and first nine months of 2022 compared to the same periods in 2021 was due primarily to lower volume of mortgage loan originations and mortgage lender services, lower margins on sales of mortgage loans, and lower average balances of loans held for sale, partially offset by lower provision for indemnification reserves and lower expenses tied to mortgage loan origination volume such as salaries and employee benefits, loan processing, and data processing.

Mortgage loan originations for the mortgage banking segment were $184.3 million and $585.3 million for the third quarter and first nine months of 2022, respectively, compared to $358.3 million and $1.16 billion, respectively, for the same periods in 2021.  Mortgage loan originations for the mortgage banking segment during the third quarter of 2022 for refinancings and home purchases were $18.3 million and $166.0 million, respectively, compared to $95.0 million and $263.3 million, respectively, during the third quarter of 2021. Mortgage loan originations for the mortgage banking segment during the first nine months of 2022 for refinancings and home purchases were $92.1 million and $493.2 million, respectively, compared to $438.5 million and $723.6 million, respectively, during the first nine months of 2021.  Following the elevated volume levels in the mortgage industry during 2020 and 2021 that accompanied historically low mortgage interest rates and a highly active residential real estate market, the rapid rise in mortgage interest rates, combined with limited inventory of homes for sale, has led to a substantial decline in mortgage originations.

During the third quarter and first nine months of 2022, the mortgage banking segment recorded provisions for indemnification losses of $11,000 and a reversal of provisions for indemnification losses of $858,000, respectively, compared to provision for indemnification losses of $20,000 and $52,000, respectively, in the same periods of 2021.  The release of indemnification reserves in the first nine months of 2022 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market.  The mortgage banking segment increased reserves for indemnification losses during 2020 based on widespread forbearance on mortgage loans and economic uncertainty related to the COVID-19 pandemic.  To date, the mortgage banking segment has not made any payments for indemnification losses since the onset of the COVID-19 pandemic, and management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $1.8 million and $6.0 million for the third quarter and first nine months of 2022, respectively, compared to net income of $2.2 million and $7.6 million, respectively for the same periods in 2021.

Net income for the consumer finance segment decreased $415,000 and $1.6 million for the third quarter and first nine months of 2022, respectively, compared to the same periods in 2021 due to margin compression resulting from lower average yields on automobile loans and increased borrowing costs on variable rate loans from the community banking segment and higher provision for loan losses, partially offset by loan growth. Provision for loan losses increased as a result of significant loan growth in 2022, partially offset by a release of reserves related to strong loan performance. Average yields on loans decreased for the third quarter and first nine months of 2022 compared to the same periods in 2021 as a result of the consumer finance segment’s pursuing growth in higher quality, lower yielding loans.

Average loans outstanding increased $114.1 million, or 33.6%, for the third quarter of 2022 compared to the same period in 2021 and increased $91.3 million, or 28.0% for the first nine months of 2022 compared to the same period in 2021.  The consumer finance segment experienced net charge-offs at an annualized rate of 0.71 percent of average total loans for the third quarter of 2022, compared to net recoveries of 0.09 for the third quarter of 2021. Annualized net charge-offs for the first nine months of 2022 were 0.19 percent of average total loans, compared to net recoveries of 0.08 percent for the first nine months of 2021. The change in the net charge-off ratio for the third quarter and the first nine months of 2022 compared to the same periods in 2021 reflect a higher number of charge-offs during 2022 as government stimulus measures in response to the pandemic that benefitted borrowers had a decreased effect in 2022.  Charge-offs in both years were lower than historical levels for the consumer finance segment, due to strong loan performance and a strong market for used autos, which mitigates losses on defaulted auto loans. Despite some weakening in 2022, the consumer finance segment has experienced loan performance since 2020 that has been consistently stronger than periods prior to the onset of the COVID-19 pandemic, resulting in part from the consumer finance segment continuing to purchase higher quality loans, and in part from government stimulus measures.  At September 30, 2022, total delinquent loans as a percentage of total loans was 2.31 percent, compared to 2.16 percent at December 31, 2021 and 1.92 percent at September 30, 2021. The allowance for loan losses was $26.3 million at September 30, 2022, compared to $24.8 million at December 31, 2021. The allowance for loan losses as a percentage of total loans decreased to 5.64 percent at September 30, 2022 from 6.73 percent and 6.85 percent at December 31, 2021 and September 30, 2021, respectively, primarily as a result of continued strong credit quality.  Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio. If loan performance deteriorates resulting in elevated delinquencies or net charge-offs, provision for loan losses may increase in future periods.

Capital and Dividends.  The Corporation increased its quarterly cash dividend by 5 percent compared to the previous quarterly dividend, to 42 cents per share during the third quarter of 2022. This dividend, paid to shareholders on October 1, 2022 represents a payout ratio of 22.7 percent of earnings per share for the third quarter of 2022.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity decreased $25.6 million at September 30, 2022 compared to December 31, 2021, due primarily to unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income.  The Corporation’s securities available for sale are fixed income debt securities, and their decline in market value during the first nine months of 2022 was a result of rising market interest rates. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest, and unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or the Bank.

In November 2021, the Board of Directors authorized a program, effective December 1, 2021, to repurchase up to $10.0 million of the Corporation’s common stock through November 30, 2022. During the third quarter of 2022, the Corporation repurchased 34,262 shares, or $1.7 million, of its common stock under this share repurchase program.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $57.30 per share on October 26, 2022.  At September 30, 2022, the book value of the Corporation was $52.92 per share and the tangible book value per share was $45.20.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 30 banking offices and 4 commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Richmond, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include return on tangible common equity (ROTCE), tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quotes, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, expected future recovery of investments in debt securities, future dividend payments, strategic business initiatives and the anticipated effects thereof, rising interest rates and the effects thereof on net interest income, mortgage loan originations, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds and increases or volatility in mortgage interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth, and also including the economic impacts of the COVID-19 pandemic and the heightened impact it has on many of the risks described herein and in other periodic reports the Corporation files with the SEC, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand for residential mortgages and conditions in the secondary residential mortgage loan markets, (19) the Corporation’s technology initiatives and other strategic initiatives, (20) the Corporation’s branch expansions and consolidations, (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings, and (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	9/30/2022	12/31/2021	9/30/2021
Interest-bearing deposits in other banks	$82,268	$248,053	$186,494
Investment securities - available for sale, at fair value	499,564	373,073	363,413
Loans held for sale, at fair value	33,541	82,295	116,789
Loans, net:
Community Banking segment, excluding PPP loans	1,080,643	999,912	986,012
PPP loans	496	17,762	31,452
Mortgage Banking segment	5,732	8,826	8,896
Consumer Finance segment	439,451	343,403	325,204
Total assets	2,339,065	2,264,521	2,209,408
Deposits	2,019,697	1,914,614	1,853,085
Repurchase agreements	37,633	34,735	37,006
Other borrowings	55,553	55,726	55,784
Total equity	185,440	211,024	205,182

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Interest income	$26,326	$23,604	$72,949	$70,546
Interest expense	1,946	1,986	5,462	6,524
Provision for loan losses:
Community Banking segment	-	-	(700)	(200)
Mortgage Banking segment	-	30	32	90
Consumer Finance segment	1,200	400	2,070	220
Noninterest income:
Gains on sales of loans	1,870	5,660	6,763	18,665
Other	4,259	6,107	11,758	20,008
Noninterest expenses:
Salaries and employee benefits	12,202	13,915	34,700	45,242
Other	8,887	8,986	25,699	27,311
Income tax expense	1,675	2,227	5,144	6,950
Net income	6,545	7,827	19,063	23,082

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	23,200	22,145	65,676	66,469
Interest income on securities-FTE	2,756	1,513	6,655	4,322
Total interest income-FTE	26,477	23,735	73,352	70,962
Net interest income-FTE	24,531	21,749	67,890	64,438

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The			For The
	Quarter Ended			Nine Months Ended
Average Balances	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
Securities	$538,901	$469,546	$357,713	$472,301	$328,942
Loans held for sale	32,908	47,545	103,110	43,486	131,549
Loans:
Community Banking segment, excluding PPP loans	1,082,236	1,054,228	985,079	1,050,045	964,657
PPP loans	711	3,299	48,212	4,797	74,585
Mortgage Banking segment	11,308	9,848	10,326	10,306	10,288
Consumer Finance segment	453,401	417,503	339,283	417,604	326,333
Interest-bearing deposits in other banks	105,683	215,240	184,603	191,436	158,635
Total earning assets	2,225,148	2,217,209	2,028,326	2,189,975	1,994,989
Total assets	2,336,456	2,345,567	2,178,742	2,315,220	2,146,550

Time, checking and savings deposits	1,376,407	1,383,983	1,274,640	1,365,939	1,272,639
Repurchase agreements	36,913	36,527	29,597	35,403	24,425
Other borrowings	55,585	55,645	55,815	55,646	55,803
Total interest-bearing liabilities	1,468,905	1,476,155	1,360,052	1,456,988	1,352,867
Noninterest-bearing demand deposits	631,519	630,154	568,275	616,032	547,118
Total equity	198,363	196,540	199,954	201,181	195,156

Annualized Average Yields and Rates
Loans:
Community Banking segment	4.20%	4.21%	4.57%	4.19%	4.55%
Mortgage Banking segment	4.99	4.40	3.02	4.16	2.84
Consumer Finance segment	9.78	9.82	10.98	9.92	11.50
Time, checking and savings deposits	0.37	0.32	0.38	0.34	0.45
Net interest margin	4.37	4.12	4.25	4.15	4.31

Asset Quality	9/30/2022	12/31/2021	9/30/2021
Community Banking
Loans, excluding purchased loans and PPP loans	$1,053,648	$954,262	$934,484
Purchased performing loans[1]	39,782	56,798	60,911
Purchased credit impaired loans[1]	1,441	3,655	5,440
PPP loans[2]	496	17,762	31,452
Total loans	$1,095,367	$1,032,477	$1,032,287

Nonaccrual loans	$1,449	$2,359	$2,555
Other real estate owned (OREO)	$423	$835	$857
Impaired loans[3]	$2,114	$5,058	$5,180

Allowance for loan losses (ALL)	$14,228	$14,803	$14,823
Nonaccrual loans to total loans	0.13%	0.23%	0.25%
ALL to total loans	1.30%	1.43%	1.44%
ALL to nonaccrual loans	981.92%	627.51%	580.16%
ALL to total loans, excluding purchased credit impaired loans[4]	1.30%	1.44%	1.44%
ALL to total loans, excluding purchased loans and PPP loans	1.35%	1.55%	1.59%
Annualized year-to-date net charge-offs to average loans	0.01%	0.01%	0.01%

Mortgage Banking
Total loans	$6,122	$9,389	$9,594
Nonaccrual loans	$312	$185	$186
Impaired loans	$150	$150	$-
ALL	$390	$563	$698
Nonaccrual loans to total loans	5.10%	1.97%	1.94%
ALL to total loans	6.37%	6.00%	7.28%
ALL to nonaccrual loans	125.00%	304.32%	375.27%
Annualized year-to-date net charge-offs to average loans	-%	-%	-%

Consumer Finance
Total loans	$465,713	$368,194	$349,130
Nonaccrual loans	$543	$380	$198
Repossessed assets	$276	$190	$196
ALL	$26,262	$24,791	$23,926
Nonaccrual loans to total loans	0.12%	0.10%	0.06%
ALL to total loans	5.64%	6.73%	6.85%
ALL to nonaccrual loans	4,836.46%	6,523.95%	12,083.84%
Annualized year-to-date net charge-offs (recoveries) to average loans	0.19%	(0.14)%	(0.08)%

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1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $811,000 at 9/30/22, $1.1 million at 12/31/21 and $1.2 million at 9/30/21. The remaining discount for purchased credit impaired loans was $3.4 million at 9/30/22, $4.7 million at 12/31/21 and $5.1 million at 9/30/21.
2	The principal amount of outstanding PPP loans was $496,000 at 9/30/22, $18.4 million at 12/31/21 and $32.8 million at 9/30/21.
3	Impaired loans includes $1.3 million of loans on nonaccrual at 9/30/22, $2.2 million of loans on nonaccrual at 12/31/21 and $2.4 million of loans on nonaccrual at 9/30/21. Impaired loans also includes $2.1 million, $2.7 million and $194,000 of TDRs at 9/30/22, 12/31/21, and 9/30/21 respectively.
4	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required.

	For The		For The
	Quarter Ended		Nine Months Ended
Other Performance Data	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Net Income (Loss):
Community Banking	$5,421	$4,166	$13,754	$10,884
Mortgage Banking	24	2,108	1,672	6,621
Consumer Finance	1,779	2,194	6,036	7,596
Other[1]	(679)	(641)	(2,399)	(2,019)
Total	$6,545	$7,827	$19,063	$23,082

Net income attributable to C&F Financial Corporation	$6,480	$7,674	$18,851	$22,743

Earnings per share - basic and diluted	$1.85	$2.16	$5.34	$6.27
Weighted average shares outstanding - basic and diluted	3,511,326	3,550,001	3,531,064	3,626,083

Annualized return on average assets	1.12%	1.44%	1.10%	1.43%
Annualized return on average equity	13.20%	15.66%	12.63%	15.77%
Annualized return on average tangible common equity[2]	15.35%	18.02%	14.67%	18.35%
Dividends declared per share	$0.42	$0.40	$1.22	$1.18

Mortgage loan originations - Mortgage Banking	$184,282	$358,251	$585,258	$1,162,062
Mortgage loans sold - Mortgage Banking	193,838	360,170	632,131	1,255,907

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1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	9/30/2022	12/31/2021
Market value per share	$53.50	$51.19
Book value per share	$52.92	$59.32
Price to book value ratio	1.01	0.86
Tangible book value per share[1]	$45.20	$51.66
Price to tangible book value ratio[1]	1.18	0.99
Price to earnings ratio (ttm)	7.63	6.44

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[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	9/30/2022	12/31/2021	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.4%	15.8%	8.0%
Tier 1 risk-based capital ratio	12.8%	13.0%	6.0%
Common equity tier 1 capital ratio	11.4%	11.5%	4.5%
Tier 1 leverage ratio	9.6%	9.7%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.2%	14.5%	8.0%
Tier 1 risk-based capital ratio	12.9%	13.3%	6.0%
Common equity tier 1 capital ratio	12.9%	13.3%	4.5%
Tier 1 leverage ratio	9.7%	9.8%	4.0%

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[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at September 30, 2022 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2021 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Nine Months Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$198,363	$199,954	$201,181	$195,156
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,781)	(2,092)	(1,857)	(2,166)
Average noncontrolling interest	(525)	(564)	(769)	(839)
Average tangible common equity	$170,866	$172,107	$173,364	$166,960

Net income	$6,545	$7,827	$19,063	$23,082
Amortization of intangibles	75	79	224	236
Net income attributable to noncontrolling interest	(65)	(153)	(212)	(339)
Net income attributable to C&F Financial Corporation	$6,555	$7,753	$19,075	$22,979

Annualized return on average tangible common equity	15.35%	18.02%	14.67%	18.35%

Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$23,159	$22,120	$65,566	$66,399
FTE adjustment	41	25	110	70
FTE interest income on loans	$23,200	$22,145	$65,676	$66,469

Interest income on securities	$2,646	$1,407	$6,362	$3,976
FTE adjustment	110	106	293	346
FTE interest income on securities	$2,756	$1,513	$6,655	$4,322

Total interest income	$26,326	$23,604	$72,949	$70,546
FTE adjustment	151	131	403	416
FTE interest income	$26,477	$23,735	$73,352	$70,962

Net interest income	$24,380	$21,618	$67,487	$64,022
FTE adjustment	151	131	403	416
FTE net interest income	$24,531	$21,749	$67,890	$64,438

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1	Assuming a tax rate of 21%.

	September 30,	December 31,
	2022	2021
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$184,767	$210,318
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,753)	(1,977)
Tangible equity attributable to C&F Financial Corporation	$157,823	$183,150

Shares outstanding	3,491,184	3,545,554

Book value per share	$52.92	$59.32
Tangible book value per share	$45.20	$51.66